Exhibit 6
September 13, 2017

Morgan Stanley Private Bank, National Association

NSA OP, LP
c/o National Storage Affiliates Trust
5200 DTC Parkway, Suite 200
Greenwood Village, CO 80111
RE: Security Interest in Class A OP Units granted by Arlen Nordhagen to Morgan Stanley Private Bank, National Association
Ladies and Gentlemen:
National Storage Affiliates Trust, a Maryland real estate investment trust (the “Company”), as the general partner of NSA OP, LP, a Delaware limited partnership (the “Partnership”), pursuant to the Third Amended and Restated Agreement of Limited Partnership of NSA OP, LP, dated as of April 28, 2015, by the Company and the other persons identified therein as partners, as the same may have been or may be amended, restated and/or supplemented from time to time (collectively, the “Partnership Agreement”), on behalf of the Partnership, and for itself, hereby:
(i) agrees that capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed thereto in the Partnership Agreement;
(ii) confirms that Arlen Nordhagen (the “Pledgor”) is reflected on the books and records of the Partnership as a Limited Partner of the Partnership and is the record owner of 898,094Class A OP Units (the “Pledged Partnership Units”), all of which are uncertificated;
(iii) (a) consents for the purposes of Section 11.3(a) of the Partnership Agreement, to the pledge and grant of a security interest by the Pledgor to Morgan Stanley Private Bank, National Association (the "Lender") in the Pledged Partnership Units, and in all rights of the Pledgor under the Partnership Agreement, and to the collateral assignment of the Pledgor’s rights under that certain Amended and Restated Registration Rights Agreement dated as of April 28, 2015 by and among the Pledgor and the Company, among others, as amended from time to time (the “Registration Rights Agreement”), and to any subsequent proper foreclosure on such pledge and grant of security interest, provided that, if Lender takes legal title to any of the Pledged Partnership Units or REIT Common Shares issued in exchange therefore (as opposed to transferring the REIT Common Shares in the Pledgor’s name to a third party), Lender is an accredited investor at such time and upon taking ownership Lender is deemed to assume all obligations of the transferor under the Partnership Agreement, and (b) confirms that the pledge and grant of a security interest by the Pledgor to the Lender in the Pledged Partnership Units does not violate the Company’s or the Partnership’s insider trading policy, to the extent any exists;
(iv) confirms that, as of the date hereof, no pledge or security interest in the Pledged Partnership Units (other than the pledge to and security interest of the Lender which will be recorded in connection herewith) is recorded on the books and records of the Partnership and agrees until the earlier of (A) the termination of that certain Demand Revolving Line of Credit Agreement by and between the Pledgor and the Lender (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), or (B) written notice from the Lender otherwise: (a) not to record on its books and records any transfer, conveyance, encumbrance of the Pledged Partnership Units or any other transaction involving the Pledged Partnership Units, other than the Lender’s security interest, without the Lender’s prior written consent; and (b) to take instructions with respect to the transfer, pledge, exchange, release or exchange (including, without limitation any exercise of the Redemption Right, as defined in paragraph (v) below) of the Pledged Partnership Units and the REIT Common Shares issued, or any Cash Amount and/or any other cash amount paid, in connection with any exercise of the Redemption Right, only from the Lender without further consent being required by the Pledgor (which Pledgor hereby acknowledges and agrees to);

(v) confirms and agrees that the Lender, as pledgee, is an Assignee of the Pledgor under the Partnership Agreement and, notwithstanding Section 11.5 of the Partnership Agreement, is entitled, upon a foreclosure, to exercise the Pledgor’s right to exchange the Pledged Partnership Units pursuant to Section 8.6 of the Partnership Agreement (the “Redemption Right”); provided that any exercise of the Redemption Right shall be made in the form of a Notice of Redemption, which may be signed by the Lender, its designee or by the Pledgor and, when delivered to the Partnership together with any certificates representing the Pledged Partnership Units being redeemed (if any such certificates exist), shall constitute complete compliance with the requirements of Section 8.6 of the Partnership Agreement for the delivery of information, certificates, affidavits, written representations, investment letters, instruments, notices or other required undertakings (which Pledgor hereby acknowledges and agrees to); provided that Lender shall not be entitled to transfer any Pledged Partnership Units under the Partnership Agreement. Notwithstanding anything to the contrary in the Partnership Agreement, to the extent Lender chooses to become a Substitute Limited Partner, Lender agrees to effect any Consent or vote with respect to such Class A OP Units on any matter presented to the Limited Partners for approval only as directed by the Company, other than any matter relating to the sale or redemption of Class A OP Units, in which case Lender may vote in any manner that it chooses;

(vi) agrees that upon receipt by the Company of a Notice of Redemption from the Lender, (a) if the Company elects to assume and satisfy the Lender’s exercise of the Redemption Right by payment of the Cash Amount, the payment of such Cash Amount and/or any other cash amount payable upon the exchange of the Pledged Partnership Units shall be remitted directly to the Lender, or (b) if the Company elects to satisfy the Lender’s exercise of the Redemption Right by the issuance of REIT Common Shares, the Lender may direct that the REIT Common Shares shall be issued in the name of the Lender or the Pledgor and such REIT Common Shares, including any and all certificate(s) evidencing such REIT Common Shares, if any, shall be delivered directly to the Lender, each in accordance with the Notice of Redemption and the Company's redemption instruction letter to the transfer agent (which Pledgor hereby acknowledges and agrees to);

(vii) confirms that (a) no opinion of counsel for the Lender shall be required in connection with the Lender’s exercise of the Redemption Right; and (b) each of (w) Section 8.7(d)(i) of the Partnership Agreement, (x) Section 8.7(d)(iii) of the Partnership Agreement; provided, however, that the Lender hereby acknowledges and agrees that it will not claim to be a holder of both the Pledged Partnership Units and the REIT Shares into which any such Pledged Partnership Units convert for purposes of receiving distributions, if the Lender converts any such Pledged Partnership Units into REIT Shares during the period after the Partnership Record Date with respect to a distribution under the Partnership Agreement and before the record date established by the Company for a distribution to its shareholders of some or all of its portion of such distribution, which conversion would otherwise be prohibited by Section 8.7(d)(iii) of the Partnership Agreement (it being understood and agreed that Lender would only receive distributions for such period with respect to such Pledged Partnership Units and not with respect to the REIT Shares into which such Pledged Partnership Units had converted), (y) Section 3 of the Registration Rights Agreement, and (z) Section 6 of the Registration Rights Agreement, are and shall be, inapplicable to the Lender’s exercise of the Redemption Right;

(viii) confirms that the Adjustment Factor under the Partnership Agreement is currently one (1) and agrees to notify the Lender, upon request, of any change or changes to the Adjustment Factor;

(ix) agrees that if and to the extent that any REIT Common Shares issuable upon exercise of the Lender’s Redemption Right cannot be freely sold immediately upon issuance pursuant to Rule 144 (“Rule 144”) of the Securities Act of 1933, as amended (the “Securities Act”), upon Lender's written request, to, on or before the date that such REIT Common Shares are issued in satisfaction of the Lender’s Redemption Right (which, for the avoidance of doubt, shall be within ten (10) business days from the date the Lender delivers notice to the Company of its intent to exercise the Redemption Right), and at the Pledgor’s expense, the Company shall amend or supplement the prospectus (the “Prospectus”) dated June 10, 2016 included in the registration statement on Form S-3 (File No. 333-211974) (the “Registration Statement”), if not already so amended or supplemented, and file such amendment or supplement with the Securities and Exchange Commission as required by Rule 424 or similar rule that may be adopted under the Securities Act, to include, along with the Pledgor, the Lender and its affiliates as a selling shareholder, selling stockholder or other similar status in the Prospectus;

(x) confirms that, notwithstanding any other agreement between the Lender or any of its affiliates, on the one hand, and the Company or the Partnership, on the other hand, it does not have, and shall not have for so long as this letter shall remain in effect, any claim, defense, setoff, right of recoupment, lien and security interest in or against: (a) any of the Pledged Partnership Units, (b) any of the REIT Common Shares that may be issuable in connection with any exercise of the Redemption Right hereunder, or (c) any Cash Amount or other cash payment at any time payable in connection with any exercise of the Redemption Right hereunder;

(xi) agrees to direct its transfer agent to deliver (a) any and all distributions with respect to the Pledged Partnership Units to the Pledgor’s account at the Lender, as specified in writing by the Lender and (b) any certificates evidencing any Pledged Partnership Units or any REIT Common Shares, if issued, directly to the Lender at: Morgan Stanley Private Bank, National Association, __________________________________________, Attention: _______________, or as the Lender may otherwise direct (which Pledgor hereby acknowledges and agrees to); and

(xii) certifies to the Lender that true and correct copies of the Partnership Agreement, Registration Rights Agreement and Declaration of Trust are attached hereto as composite Exhibit A.
The Pledgor acknowledges and agrees that, given that the Partnership is unwilling to waive
Section 8.7(d)(ii) of the Partnership Agreement in connection with the Lender’s exercise of the Redemption Right, if Lender exercises the Redemption Right at any time, or from time to time, Lender will be required to redeem a minimum of 1,000 Pledged Partnership Units (or, if there are less than 1,000 Pledged Partnership Units at any such time, all of the remaining Pledged Partnership Units), regardless of the number of Pledged Partnership Units that would otherwise be required to be redeemed by the Lender in order to satisfy the obligations owing by the Pledgor to the Lender at such time. Lender agrees that it will deliver any excess funds from any such redemption, after satisfying all amounts owing to the Lender that caused Lender to exercise such Redemption Right (as determined by the Lender in its reasonable discretion), to the Pledgor.
Except as otherwise provided in this letter, nothing herein shall be construed to create any representations or warranties of any kind, express or implied, on the part of the Company or the Partnership.
This letter shall be governed by, and construed in accordance with, the laws of the State of New York. This letter may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original and all of which, taken together, shall be deemed to constitute one and the same instrument, and which may be delivered via email in PDF format.

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National Storage Affiliates Trust, in its capacity as general partner of NSA OP, LP
By: /s/ Tamara D. Fischer
Name: Tamara D. Fischer
Title: CFO

The undersigned Pledgor accepts and agrees to the terms of the foregoing Letter Agreement as of the date first written above.
/s/ Arlen D. Nordhagen
Arlen Nordhagen, an individual
[Signature pages continue]

The undersigned Lender accepts and agrees to the terms of the foregoing letter as of the date first written above.
ACCEPTED AND AGREED:
MORGAN STANLEY PRIVATE BANK, NATIONAL ASSOCIATION
By: /s/ Tom Maltese
Name: Tom Maltese
Title: Authorized Signatory

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